EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-113687 on Form S-8 of Claxson Interactive Group, Inc. of our report dated July 15, 2004, appearing in this Annual Report on Form 20-F of Claxson Interactive Group, Inc. for the year ended December 31, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the entity’s ability to continue as a going concern and relating to a change in accounting principle for goodwill).

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

July 15, 2004